Exhibit 99

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Partial Redemption of its Fixed-to-Floating Rate

Non-Cumulative Perpetual Preferred Stock, Series I

Represented By Depositary Shares

New York, September 27, 2018 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) has announced that on October 30, 2018 (the “Redemption Date”) it will redeem 169,625 of the 600,000 outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (“Series I Preferred Stock”). The shares of Series I Preferred Stock are represented by 6,000,000 depositary shares (“Series I Depositary Shares”), with each Series I Depositary Share (CUSIP: 46625HHA1) representing a one-tenth interest in a share of Series I Preferred Stock. Simultaneously with the redemption of 169,625 shares of the Series I Preferred Stock on the Redemption Date, 1,696,250 of the Series I Depositary Shares will be redeemed. The Series I Depositary Shares to be redeemed will be selected by lottery in accordance with the applicable procedures of The Depositary Trust Company (“DTC”). The redemption price per share for the Series I Preferred Stock to be redeemed will be $10,000 (equivalent to $1,000 per Series I Depositary Share).

October 30, 2018 is also a dividend payment date for the Series I Preferred Stock and the Series I Depositary Shares. When declared, dividends on all of the outstanding shares of Series I Preferred Stock represented by Series I Depositary Shares will be paid separately on October 30, 2018 to the holders of record on October 1, 2018. Dividends on the Series I Depositary Shares which are redeemed will cease to accrue after the Redemption Date. Series I Depositary Shares not selected for redemption will remain outstanding after the Redemption Date and will continue to accrue dividends, when declared on the outstanding Series I Preferred Stock.

The Series I Depositary Shares are held in book-entry form through DTC, and the Series I Depositary Shares to be redeemed will be redeemed in accordance with the procedures of DTC. Payment to DTC of the redemption price for the Series I Depositary Shares to be redeemed will be made by Computershare Inc, as Depositary for the Series I Preferred Stock and as redemption agent, on the Redemption Date. The address for the redemption agent is: 250 Royall Street, Canton, Massachusetts 02021.

Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-7325		212-270-7438

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-7325		212-270-7438